SUBSCRIPTION AGREEMENT

                   Dated as of March 16, 2001

                              Among


Fjord Seafood ASA, Toftsundet, 8900 Bronnoysund, Norway, org. no.
                           976 841 220
                      (hereinafter "Fjord")

                               and

 ContiSea, LLC, 57 Little River Drive, Belfast, Maine, USA 04915
                      (hereinafter "Conti")

                               and

 DRFF Corp. ("DC"), 166 Chestnut Street, Camden, Maine USA 04843

ContiGroup Companies, Inc. ("CGC"), 277 Park Avenue, New York, NY
                            USA 10172

   Seaboard Corporation  ("Seaboard"), 9000 West 67th Street,
               Shawnee Mission, Kansas USA  66201

    Sabroso AS ("Sabroso"), Bygdoy Alle 67, 0265 Oslo, Norway


                     (hereinafter "Members")






                     SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of March 16, 2001, among Fjord Seafood ASA, Toftsundet, 8900 Bronnoysund, Norway, org. no. 976 841 220 ("Fjord") and ContiSea, LLC, 57 Little River Drive, Belfast, Maine, USA 04915 ("Conti") and DRFF Corp. ("DC"), ContiGroup Companies, Inc. ("CGC"), Seaboard Corporation ("Seaboard"), and Sabroso AS (formerly known as Johan O. Helgesen Holding AS) ("Sabroso") (DC, CGC, Seaboard and Sabroso are collectively referred to as the "Members").

                      W I T N E S S E T H:

          WHEREAS, the Members on the Closing Date (as hereinafter defined) will be the owners, beneficially and of record, of the membership units of Conti (the "Membership Interests") set forth opposite their names in Schedule 2.1 (which Membership Interests constitute, and on the Closing Date will constitute, all of the equity interests in Conti); and
          WHEREAS, the board of directors of Fjord and the Members have each approved and declared advisable a business combination in order to advance the long term interests of each, and have therefore approved this Agreement, the Subscription (as hereinafter defined) and the other transactions contemplated by this Agreement; and
          WHEREAS, CGC and Seaboard shall contribute their knowledge and expertise in the fish farming industry, enabling the parties hereto to collectively develop Fjord to become a global aquaculture company; and
          WHEREAS, the Members agree to cooperate with Fjord to capitalize on the Members' network within the area of food production and consumption; and
          WHEREAS, such business combination shall be effected by the terms of this Agreement through a transaction in which Conti will become a wholly-owned subsidiary of Fjord and the Members will become shareholders of Fjord; and
          WHEREAS, the Members and Conti desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                           ARTICLE I
                 DEFINITIONS AND INTERPRETATION

     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          "Affiliate" with respect to a Person, means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.

          "Balance Sheet" has the meaning specified in Section 4.6.

          "Balance Sheet Date" means December 31, 2000.

          "Claim Notice" has the meaning specified in Section 11.2(a).

          "Closing" has the meaning specified in Section 3.1.

          "Closing Date" has the meaning specified in Section 3.1.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means common stock, par value NOK 1 per share, of Fjord.

          "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, or any constituent of any such substance or waste, including but not limited to, those defined by Environmental Laws.

          "Conti Ancillary Agreements" means the agreements, instruments and documents being or to be executed and delivered by any Member or Conti under this Agreement or in connection herewith.

          "Conti Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Conti or any Conti Subsidiary.

          "Conti Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity in which Conti (a) owns, or at any relevant time owned, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or (b) is a general partner.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

          "Enforceability Exceptions" shall mean except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

          "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Laws" means all Requirements of Laws derived from or relating to all laws or regulations of any Governmental Body relating to or addressing the indoor or outdoor environment, including, but not limited to, the Comprehensive Environmental Response and its Compensation and Liability Act regulations ("CERCLA"), Endangered Species Act, Clean Water Act, RCRA, and any state equivalent thereof, as well as legal or regulatory requirements of the U. S. Coast Guard, U. S. Army Corps of Engineers, U. S. Fish and Wildlife Services, National Marine Fisheries Service, U. S. Environmental Protection Agency, Maine Department of Marine Resources, Maine Department of Inland Fisheries and Wildlife, Maine Department of Agriculture and Maine Department of Environmental Protection.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Expenses" means any and all reasonable, out-of-pocket expenses incurred in connection with investigating or defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          "Fjord Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Fjord under this Agreement or in connection herewith.

          "Fjord Shareholder Approval" has the meaning specified in Section 7.5(b).

          "Fjord Stock Plans" has the meaning specified in Section 6.2.

          "Fjord Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity in which Fjord (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

          "Governmental Body" means any foreign, federal, state, local or other governmental, legislative, executive or judicial authority or regulatory body.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "Indebtedness for Borrowed Money" means all obligations for borrowed money, including (a) any obligation owed for all or any part of the purchase price of property or other assets or for services or for the cost of property or other assets constructed or of improvements to such property or other assets, other than current trade accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business, (b) any capital lease obligation,
(c) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness for borrowed money (of the kind otherwise described in this definition) of another Person, and (e) accounts payable unpaid and outstanding over 90 days.

          "Indemnified Party" has the meaning specified in Section 11.2(a).

          "Indemnitor" has the meaning specified in Section 11.2(a).

          "IRS" means the Internal Revenue Service.

          "Letter of Intent" means the letter of intent dated
December 20, 2000, with amendments.

          "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "Material Adverse Effect" means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of Conti or the Conti Subsidiaries, or Fjord and the Fjord Subsidiaries, as the case may be, taken as a whole, other than effects caused by (i) changes resulting from the announcement of this Agreement and the proposed consummation of the Subscription, (ii) fluctuations in currency exchange rates, or (iii) changes resulting from conditions in the seafood harvesting, processing and distribution industry, or in the aquaculture industry, generally.

          "Members" has the meaning specified in the first paragraph of this Agreement.

          "Membership Interests" has the meaning specified in the first recital of this Agreement.

          "NOK" means Norwegian Kroner, the local currency of Norway.

          "Operating Agreement" means the Operating Agreement of
Conti dated as of April 29, 1999, among Conti and the Members.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Prospectus" means the Prospectus of Fjord as described in Section 7.5.

          "RCRA" means the Resource Conservation and Recovery
Act, 42 U.S.C. 6901 et seq., and the regulations promulgated thereunder.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Conti Property, including the movement of Contaminants through or in the air, soil, surface water, sea or ocean water, groundwater or Conti Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Requirements of Laws" means any foreign, federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law, and any permits or other authorizations issued thereunder.

          "Share Issuance" means the issuance of the Shares by Fjord pursuant to Section 2.4 of this Agreement.

           "Shareholders Meeting" has the meaning specified in
Section 7.5(b).

          "Shares" has the meaning specified in Section 2.1.

          "Straddle Period" means any taxable year or period beginning before and ending after the Closing Date.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, or at any relevant time owned, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or (b) is a general partner.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, accumulated earnings, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Conti or any Conti Subsidiary.

          "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information, except for any such information which (i) is or becomes available to a party from a source other than the furnishing party and not in violation of the rights of the furnishing party, (ii) is or becomes available to the public other than as a result of wrongful disclosure by any party, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, and only after giving notice to the other party as soon in advance as practicable, in order to enable that party to seek appropriate alternative remedies and/or limitations, or (iv) a party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, subject to securing reasonable assurances and agreements regarding confidentiality.

          "Transaction Tax" means any Tax imposed on or by reason of any of the transactions contemplated by this Agreement, including, without limitation, any income, franchise or other Tax imposed on any Member, Conti or any Conti Subsidiary as a result of any such transaction and any real property transfer, withholding, or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other Tax imposed on any such transaction.

          "U.S. GAAP" has the meaning specified in Section 4.6.

     1.2. Interpretation. As used in this Agreement, the word "including" means without limitation, the word "or" is not exclusive and the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement;
(ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

                           ARTICLE II
                SUBSCRIPTION; GOVERNANCE MATTERS

     2.1. Subscription/Conversion of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as defined in Section 3.1):

     (a) The Membership Interests of Conti shall be assigned to Fjord, and as consideration for such assignment Fjord shall deliver to the Members (i) the number of shares of Common Stock of Fjord (the "Shares") as set forth in Schedule 2.1 to this Agreement, the aggregate of which shall consist of 14 000 000 Shares, (ii) and $1 000 000 (U.S.). Upon assignment of the Membership Interests, each Member shall cease to have any rights with respect thereto and Fjord shall be the sole member of Conti. If prior to the Closing Date the outstanding shares of Common Stock of Fjord shall have changed into a different number of shares or a different class by recapitalization or reclassification, Fjord shall split or combine its Common Stock or declare or pay a stock dividend or other distribution in its Common Stock (including any distribution by Fjord of Common Stock in connection with a merger, acquisition or similar transaction without the consent of Conti), or increase the number of outstanding options, warrants or other rights to acquire Common Stock, the number of Shares issued pursuant to this Section 2.1 shall be appropriately adjusted to reflect such recapitalization, reclassification, split, combination, dividend or other distribution; provided, however, that no such equitable adjustment shall be made in connection with any distribution by Fjord of Common Stock in connection with a merger, acquisition or similar transaction that has been approved by the board of directors of Fjord and disclosed in writing to each of the Members prior to the date hereof, or that is otherwise consented to by Conti.

     2.2. Operating Agreement, Management of Conti.   At the Closing
Date, the Operating Agreement of Conti shall be amended and restated satisfactory to Fjord, including the change of its name to a name that does not use the word "Conti."

     2.3. Board of Directors and Management of Fjord. (a) As of the Closing Date, until duly changed in compliance with applicable law and the Articles of Association of Fjord, the board of directors of Fjord shall recommend to the shareholders meeting that the Board consist of 4 current Fjord board members, one other person chosen by CGC, one other chosen by Seaboard, and two employee representatives, each of whom shall serve for a two year term.

     (b) At the Closing Date, until duly removed in compliance with applicable law and the Articles of Association of Fjord, Paul Birger Torgnes shall continue as the Chief Executive Officer of Fjord.

     2.4 Subscription and Issuance Procedures. On the Closing Date the following steps and actions shall be taken by the relevant parties with a view to facilitating and securing a closing with as simultaneous contributions and deliveries by the respective parties as practically possible, in the following sequence:

     Firstly, each of the Members shall subscribe to the number of Shares set out opposite each Member's name in Schedule 2.1, each such share with a par value of NOK 1, and which as of the Closing Date shall be vested with such shareholder rights as set out in Section 7.5. Such subscriptions shall be contributed and fully paid to Fjord simultaneous with the subscription on the Closing Date by way of each Member assigning its ownership to and interest in its respective Membership Interests as set out in
Schedule 2.1.

     Secondly, and upon receipt of (i) the subscriptions and contributions in full from all the Members in accordance with the immediately preceding paragraph, and (ii) the required confirmation and written statement from its auditors, KPMG AS, Fjord shall promptly proceed to (1) cause the capital increase in the amount of NOK 14 000 000 to be registered with the Norwegian Registry of Business Enterprises, and (2) instruct the account manager of its shareholders' register to register the Members in the shareholders' register of Fjord with the Computerized Securities Register ("VPS") in accordance with the requirements of Section 4-4 of the 1997 Norwegian Public Limited Liability Company Act.

     Thirdly, as soon as practically possible upon and subject to the registration of the capital increase of NOK 14 000 000 having been effected with the Norwegian Registry for Business Enterprises, and further provided that Fjord shall have received the information referenced in the last sentence of this Section in accordance therewith, Fjord shall cause the Shares to be issued to the Members in accordance with the allocation set out in Schedule 2.1 (the "Share Issuance") by way of crediting each Member's account with VPS with the relevant number of Shares as set out in Schedule 2.1. Not later than two business days prior to the Closing Date, Fjord shall receive a written instruction from each Member specifying: (i) the name and address for such Member, (ii) U.S. Federal Tax I.D. Number of such Member; and
(iii) in any event, the account number established in the name of such Member with VPS to which the Shares will be credited upon issuance.

                           ARTICLE III
                             CLOSING

     3.1. Closing Date. Upon the terms and subject to the conditions of this Agreement the subscription for the Shares (the "Closing") shall take place as soon as reasonably practicable after the conditions set forth in Article IX have been satisfied (but in no event later than two business days after such time), at the offices of Advocatfirmaet Selmer DA, Norway, or at such other place or at such other time as shall be agreed upon by Fjord and the Members. The time and date on which the Closing is actually held are referred to herein as the "Closing Date."

     3.2. Additional Deliveries of Fjord. Subject to fulfillment or waiver of the applicable conditions set forth in Article IX, at the Closing Fjord shall deliver to the Members all the following:

     (a) Copy of Fjord's Articles of Association, certified as of a recent date by the Register of Business Enterprises of Norway;

     (b) Certificate of company registration of Fjord issued as of a recent date by the Register of Business Enterprises of Norway;

     (c) Certificates of a senior officer of Fjord, as applicable, dated the Closing Date, in form and substance reasonably satisfactory to Conti, as to (i) no amendments to the Articles of Association of Fjord since a specified date; (ii) the resolutions of the board of directors and shareholders of Fjord authorizing the execution and performance of this Agreement, the Fjord Ancillary Agreements and the transactions contemplated hereby and thereby;

     (d) All consents, waivers or approvals obtained by Fjord with respect to the consummation of the transactions contemplated by this Agreement and the Fjord Ancillary Agreements;

     (e)  [RESERVED];


     (f)   [RESERVED]; and


     (g) Such other documents, certificates or instruments as the Members may reasonably request in order to confirm the issuance of the Shares to them as contemplated by this Agreement and to enable them immediately to exercise all rights and enjoy all benefits with respect thereto.

     3.3. Deliveries of the Members and Conti. Subject to fulfillment or waiver of the applicable conditions set forth in Article IX, at the Closing the Members and Conti shall deliver to Fjord all the following:

     (a) Copies of the Articles of Organization of each of Conti, Atlantic Salmon of Maine Limited Liability Company ("ASM"), and Ducktrap River Fish Farm, LLC ("Ducktrap"), and the Articles of Incorporation of each of Treat's Island Fisheries ("Treat's"), Island Aquaculture Company ("IAC"), and New DHC, Inc. ("DHC"), each certified as of a recent date by the Secretary of State for the State of Maine;

     (b) Certificates of good standing of each of Conti and the Conti Subsidiaries issued as of a recent date by the Secretary of State for the State of Maine;

     (c) Certificate of the secretary or an assistant secretary of Conti, dated the Closing Date, in form and substance reasonably satisfactory to Fjord, as to (i) no amendments to the Articles of Organization of Conti since a specified date; (ii) the Operating Agreement; (iii) the resolutions of the Management Committee and the members of Conti authorizing the execution and performance of this Agreement, any Conti Ancillary Agreement to which Conti is a party and the transactions contemplated hereby and thereby; and
(iv) incumbency and signatures of the officers of Conti executing this Agreement and any Conti Ancillary Agreement to which Conti is a party;

     (d) Certificates of the secretary or an assistant secretary of each of the Members, as applicable, dated the Closing Date, in form and substance reasonably satisfactory to Fjord, as to
(i) the resolutions of the board of directors and, if required, of the shareholders of Member authorizing the execution and performance of this Agreement, any Conti Ancillary Agreement to which such entity is a party and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers executing this Agreement and any Conti Ancillary
Agreement to which such entity is a party;

     (e) All consents, waivers or approvals required to be obtained by the Members, Conti or the Conti Subsidiaries with respect to the consummation of the transactions contemplated by this Agreement and the Conti Ancillary Agreements;

     (f)  [RESERVED];

     (g) The certificates contemplated by Section 9.3(a) and Section 9.3(b), each duly executed by the Members and the Chief Executive
Officer and Chief Financial Officer of Conti;

     (h) A signed resignation of each of the Managers and officers of Conti and the Managers, directors, and officers (as applicable) of each of the Conti Subsidiaries, as set forth in Schedule
3.3(H);

     (i)  [RESERVED];

     (j) An Assignment of Membership Interests duly executed by each of the Members in favor of Fjord;

     (k) Written evidence reasonably satisfactory to Fjord of the cancellation of all contractual arrangements between Conti and the Members or their respective Affiliates and the release of any and all claims of such entities against Conti (other than distributions pursuant to Section 9.2(b) of the Conti Operating Agreement with respect to income taxes arising out of operations of Conti and the Conti Subsidiaries prior to the Closing Date, as provided more fully in Section 10.1(b) of this Agreement), including claims for debts due to CGC or Seaboard from Conti or the Conti Subsidiaries; provided, however, that upon the written consent of Fjord, any agreements related to the future distribution and marketing of Conti's products shall remain in full force and effect;

     (l) Such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation as Fjord may reasonably deem necessary in order more effectively to transfer, convey and assign to Fjord and to place Fjord in possession and control of, and to confirm Fjord's title to, the Membership Interests, and to assist Fjord in exercising all rights and enjoying all benefits with respect thereto.


                           ARTICLE IV
      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CONTI

          As an inducement to Fjord to enter into this Agreement and to consummate the transactions contemplated hereby, the Members and Conti each represent and warrant to Fjord and agree as follows:

     4.1. Organization. Each of Conti, ASM, and Ducktrap is a limited liability company ("LLC") duly organized, validly existing and in good standing under the laws of the State of Maine. Each of Treat's, IAC, and DHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Conti and each of the Conti Subsidiaries is duly qualified to transact business as a foreign limited liability company or corporation, as applicable, and is in good standing in each of the jurisdictions listed in Schedule 4.1, which jurisdictions are the only jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. No other jurisdiction has demanded, requested or otherwise indicated that Conti or any of the Conti Subsidiaries is required so to qualify. Conti and each of the Conti Subsidiaries has full corporate or LLC, as the case may be, power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. True and complete copies of the Articles of Organization and the Operating Agreement of each of Conti, ASM, and Ducktrap, and the Articles of Incorporation and Bylaws of each of Treat's, IAC, and DHC, and all amendments to each thereto, have previously been delivered to Fjord by the Members and Conti.

     4.2. Capital Structure. The equity of Conti consists solely of the Membership Interests. Except for this Agreement and the Operating Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any participation, membership or other equity interest in Conti.
Except as set forth in (i) this Agreement, (ii) the Operating Agreement, and (iii) Conti's Employment Agreement with Desmond FitzGerald, no holder of Membership Interests has any preemptive, equity purchase or other rights to acquire any participation, membership or other equity interest in Conti. All of the Membership Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

     4.3. Authority. Conti has the requisite LLC power and authority to effect the transaction, to enter into this Agreement and the Conti Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Conti Ancillary Agreements by Conti, and the consummation by Conti of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Conti and the Members. This Agreement has been duly authorized, executed and delivered by Conti and is the legal, valid and binding obligation of Conti enforceable in accordance with its terms, and each of the Conti Ancillary Agreements has been duly authorized by Conti and upon execution and delivery by it will be a legal, valid and binding obligation of it enforceable in accordance with its terms (except to the extent of the Enforceability Exceptions).

     4.4. Consents and Approvals; No Violations. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement or any of the Conti Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Conti or any Conti Subsidiary, under (1) the Articles of Organization or Operating Agreement, or Articles of Incorporation or Bylaws, or other organizational documents, as applicable, of Conti or of any Conti Subsidiary, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Conti or any Conti Subsidiary is a party or any of the respective assets or properties of Conti or any Conti Subsidiary is subject or by which Conti or any Conti Subsidiary is bound,
     (3) any Court Order to which Conti or any Conti Subsidiary is a party or any of the respective assets or properties of Conti or any Conti Subsidiary is subject or by which Conti or any Conti Subsidiary is bound, or (4) any Requirements of Laws affecting
     Conti or any Conti Subsidiary or any of their respective assets or properties; or

          (ii) require the approval, consent, authorization or act of, or the making by any member or shareholder of, Conti or any Conti Subsidiary of any declaration, filing or registration with any Person.

     4.5. Subsidiaries and Investments.  (a)  Except as set forth in
Schedule 4.5, Conti does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in or control any corporation, limited liability company, partnership, trust, joint venture or other entity.

     (b) Schedule 4.5 sets forth with respect to each Conti Subsidiary on the date hereof the number of authorized, issued and outstanding shares of capital stock of each class, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and reserved for any purpose, or the equivalent information about membership interests with respect to any Conti Subsidiary which is a limited liability company. Except as set forth in Schedule 4.5, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or membership interests of any of the Conti Subsidiaries. All of the outstanding shares of capital stock or membership interests of each of the Conti Subsidiaries are validly issued, fully paid and nonassessable and, except as set forth in Schedule 4.5, are owned by Conti, of record and beneficially, free from all Encumbrances of any kind.

     4.6. Financial Statements. Schedule 4.6 contains (i) the audited consolidated balance sheets of Conti and the Conti Subsidiaries as of December 31, 2000 (the "Balance Sheet") and the related consolidated statements of income and cash flows for the two years then ended, together with the appropriate notes to such financial statements and the report thereon of Berry Dunn McNeil
& Parker, and (ii) the consolidated balance sheet of Conti as of January 31, 2001, and the related consolidated statements of income for the one month then ended, together with appropriate notes to such financial statements. Subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes
(that, if presented, would not differ materially from those included in the Balance Sheet), such balance sheets and statements of income and cash flow have been prepared in conformity with United States generally accepted accounting principles ("U.S. GAAP") consistently applied and present fairly the financial position and results of operations and cash flow of Conti and the Conti Subsidiaries as of their respective dates and for the respective periods covered thereby.

     4.7. Taxes.  (a)  Except as set forth in Schedule 4.7(A),
(i) Conti and each Conti Subsidiary have filed all Tax Returns that were required to be filed by them; (ii) all such Tax Returns are complete and accurate in all material respects to the knowledge of Conti and disclose all Taxes required to be paid by Conti and each Conti Subsidiary for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) except for the distribution provided for in
Section 10.1(c), all income taxes of any Member arising by reason of ownership of Membership Interests in Conti for periods ending on or before the Closing Date, have been paid or reserved for by each Member; (iv) neither Conti nor Conti Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of Conti or Conti Subsidiary, and to the knowledge of the Members and Conti, no basis exists therefor;
(vii) all deficiencies asserted or assessments made as a result of any final determination arising from any examination of the Tax Returns referred to in clause (i) have been paid in full;
(viii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to Conti or any Conti Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither Conti nor any Conti Subsidiary will have any liability thereunder on or after the Closing Date; (ix) there are no liens for Taxes upon the assets of Conti or any Conti Subsidiary except liens relating to current Taxes not yet due; and (x) all Taxes which Conti or any Conti Subsidiary are required by law to withhold, to collect for payment or pay have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Conti or Conti Subsidiary, as further provided in Section 10.1(b).

     (b) Except as set forth in Schedule 4.7(B), no transaction contemplated by this Agreement is subject to withholding under
Section 1445 of the Code (relating to "FIRPTA"), or corresponding state, local or foreign tax regime, and no federal, state, local or foreign, stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

     (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder. Except as set forth in Schedule 4.7(C), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations promulgated thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

     4.8. Environmental Matters.  Except as set forth in Schedule 4.8:

     (a) the operations of Conti and the Conti Subsidiaries have at all times complied in all material respects with all applicable Environmental Laws and to the knowledge of Conti or the Conti Subsidiaries there are no circumstances that may prevent or interfere with Fjord's ability to comply with all applicable Environmental Laws after the Closing;

     (b) Conti and the Conti Subsidiaries have obtained all environmental, health and safety permits from the applicable Governmental Bodies necessary by Requirements of Laws for the operation of its business, all such governmental permits currently are in full force and effect, Conti and the Conti Subsidiaries currently are in compliance in all material respects with all terms and conditions of such permits and to the knowledge of Conti or the Conti Subsidiaries there is no proposal to revoke, suspend, modify or not review any such governmental permits;

     (c) none of Conti, any of the present Conti Property or operations or, to the knowledge of Conti or the Conti Subsidiaries, any past Conti Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Conti Property) respecting (i) any Environmental Law,
(ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the indoor or outdoor environment;

     (d) Conti is not subject or a party to any judicial, administrative, or other proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law, nor does Conti or the Conti Subsidiaries have knowledge of any present or past actions, activities, circumstances, conditions, events or incidents that could form the basis for any such proceeding, order, judgment, decree, settlement or liability;

     (e)  Conti has not (nor has it at any time been required to):

          (i)  reported a Release of a hazardous substance pursuant to
     Section 103(a) of CERCLA, or any state equivalent; or

          (ii) filed any notice under any applicable Environmental Law reporting a material violation of any applicable Environmental
Law;

     (f) there is not now, nor to the knowledge of Conti or the Conti Subsidiaries has there ever been, on or in any Conti Property:

          (i)  any generation, manufacture, refining,
     transport, handling, processing treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a governmental permit pursuant to Section 3005 of RCRA or other applicable Environmental Law;

          (ii) any underground storage tank or surface impoundment or landfill, waste pile, or disposal of solid waste other than a licensed waste disposal system; or

          (iii) any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

     (g) Conti has not received any formal or informal demand letter, inquiry, notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant or alleged violation of any Environmental Law, nor to the knowledge of Conti or the Conti Subsidiaries are there any facts or conditions relating to any Conti Property or the operations of Conti that would reasonably be expected to give rise to any such notice or claim;

     (h) no Environmental Encumbrance has attached to any Conti Property, nor is there any judicial, administrative or other proceeding pending or to the knowledge of Conti or the Conti Subsidiaries threatened for imposition of any Environmental Encumbrance, nor is there any basis for any such Environmental Encumbrance or proceeding;

     (i) any asbestos or lead containing material which is on or part of any Conti Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate in any material respect any currently applicable Environmental Law.

     4.9. Employee Benefit Plans.  (a)    Schedule 4.9 identifies
all consulting or employment agreements and other agreements with individual consultants or employees to which Conti or a Conti Subsidiary is a party and which are either currently effective or will become effective at the Closing Date. Copies of all such written agreements as well as any employee handbooks, policy manuals and job application forms used by Conti and the Conti Subsidiaries have been delivered to Fjord. A list of the names and dates of hire of each employee of Conti and each such person's rate of compensation have also been delivered to Fjord.

     (b)  Schedule 4.9 contains a complete list of the following:

          (i) "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which is maintained or administered by Conti or a Conti Subsidiary, or to which Conti, a Conti Subsidiary, or employees of Conti or a Conti Subsidiary contribute, and which covers any employee or former employee of Conti or a Conti
     Subsidiary or under which Conti or a Conti Subsidiary has any liability;

          (ii)  "employee benefit plan," as defined in
     Section 3(3) of ERISA, which is maintained or administered by Conti or a Conti Subsidiary in connection with any trust described in Section
     501(c)(9) of the Code, as amended;

          (iii) "employee pension benefit plan," as defined in Section 3(2) of ERISA which is maintained or administered by Conti or a Conti Subsidiary, or to which Conti, a Conti Subsidiary or employees of Conti or a Conti Subsidiary contribute, and which covers any employee or former employee of Conti or a Conti Subsidiary or under which Conti or a Conti Subsidiary has any liability; and

          (iv)  employment, severance or other similar
     contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage or self-insured benefits, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, membership interest options, membership interest appreciation rights, membership interest purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not a employee welfare benefit plan or employee pension benefit plan, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Conti or a Conti Subsidiary or under which Conti or a Conti Subsidiary has any liability, and (3) covers any employee or former employee of Conti or a Conti Subsidiary.

     (c) For purposes of this Section 4.9(c), the terms employee welfare benefit plan, employee benefit plan, and employee pension benefit plan shall have the meanings as defined in Section 4.9(b), and "employee plan" shall collectively mean all such plans. Except as set forth on Schedule 4.9, the Members and Conti each represent to the extent such matters could reasonably be expected to have a Material Adverse Effect with respect to Conti, any Conti Subsidiary or Fjord:

          (i) That Conti and each Conti Subsidiary who is or has been a sponsor or participating sponsor in an employee plan (the "Sponsors") is in compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, and applicable to the employee plan;

          (ii) That each employee pension benefit plan and its related trust, if any, intended to qualify under Code
     Section 401(a) and Code Section 501(a) has been determined by the Internal Revenue Service to qualify, and nothing has since occurred to cause the loss of each such plan's qualification;

          (iii) That all reports and descriptions of each employee plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code;

          (iv) That any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to all employee plans have been appropriately given;

          (v) That all employer and employee contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Conti and the Conti Subsidiaries in accordance with past practice and the recommended contribution in any applicable actuarial report relating to each employee plan;

          (vi) That all applicable insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the employee plans for policy years or other applicable policy periods ending on or before the Closing Date;

          (vii)  That with respect to each employee plan:

               a. no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) have occurred,

               b. no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of the plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to a fiduciary of an employee plan (as defined in ERISA
          Section 3(21)), including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the plan, and

               c. neither the Sponsors nor any fiduciary of an employee plan has any knowledge of any facts that would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim arising in connection with any such employee plan;

          (viii) That neither the Sponsors nor any of their directors, officers, employees or any fiduciary of an employee plan has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any employee plan;

          (ix) That no employee pension benefit plan, if subject to Title IV of ERISA, has not been completely or partially terminated;

          (x)  That no employee plan is subject to Title IV or
     Part 3 of Title I of ERISA, or Section 412 of the Code; and

          (xi) That no matter described in Schedule 4.9, including but not limited to matters modifying the above representations of this Section 4.9(c), could reasonably be expected to have a Material Adverse Effect with respect to Conti, any Conti Subsidiary, or Fjord.

     4.10. No Finder. None of the Members, Conti or any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Carnegie ASA, whose fees and expenses, to the extent payable, shall be paid by the Members.

     4.11.     No Implied Representations.   Except as expressly
set forth in this Agreement, neither Conti nor any of the Members makes any representation or warranty, express or implied, with respect to the subject matter of this Agreement, including without limitation the business and affairs of Conti and the Conti Subsidiaries, or the Membership Interests.


                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
    WITH RESPECT TO THE MEMBERS AND THE MEMBERSHIP INTERESTS

          As an inducement to Fjord to enter into this Agreement and to consummate the transactions contemplated hereby, the Members (severally, and not jointly) represent and warrant to Fjord and agree as follows (except that no Member shall be deemed to make any representation or warranty under this Article V as to any other Member or as to the Membership Interests owned by any other Member):

     5.1. Organization and Authority of Members. (a) Each Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as described in Schedule 5.1 hereof. Each Member has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

     (b) Each Member has full corporate power and authority to execute, deliver and perform this Agreement and all of the Conti Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and such Conti Ancillary Agreements by each Member have been duly authorized and approved by its board of directors and do not require any further authorization or consent of it or its stockholders. This Agreement has been duly authorized, executed and delivered by each Member and is the legal, valid and binding obligation of it enforceable in accordance with its terms (except to the extent of the Enforceability Exceptions), and each of the Conti Ancillary Agreements to which it is a party has been duly authorized by each such Member and upon execution and delivery by it will be a legal, valid and binding obligation of it enforceable in accordance with its terms (except to the extent of the Enforceability Exceptions).

     (c) Except as set forth in Schedule 5.1, neither the execution and delivery of this Agreement or any of the Conti Ancillary
Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Membership Interests or any of the assets or properties of Conti, under (1) the certificate of incorporation or bylaws of any Member, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Member is a party or by which it is bound, (3) any Court Order to which any Member is a party or by which it is bound, or (4) any Requirements of Laws affecting the Membership Interests or any Member; or

          (ii) require the approval, consent, authorization or act of, or the making by the Members of any declaration, filing or registration with, any Person.

     5.2. Ownership of Membership Interests; Intercompany
Arrangements.

     (a) Each Member on the date hereof owns, beneficially and of record, all of the Membership Interests set forth opposite such Member's name in Schedule 2.1, free and clear from all Encumbrances of any kind whatsoever. Each Member will own at Closing, beneficially and of record, all of the Membership Interests set forth opposite such Member's name in Schedule 2.1, free and clear from all Encumbrances of any kind whatsoever.

     (b) Except as set forth in Schedule 5.2, (i) none of the assets or properties used by Conti or the Conti Subsidiaries in their respective businesses, or reflected in the books and records of Conti or the Conti Subsidiaries, are owned by any Member or any Affiliate of a Member, (ii) no contractual arrangements exist (whether oral or written) between or among Conti or the Conti Subsidiaries, on the one hand, and one or more Members or Affiliates of Members, on the other, and (iii) no services are being provided to Conti or the Conti Subsidiaries by any Member or any Affiliate of a Member which are material to Conti, the Conti Subsidiaries, or the operation of their businesses.

     5.3. Investment Representations. (a) Each Member is acquiring the Shares for its own account, for investment purposes and not with a view to the distribution thereof except to the extent permitted by Section 8.4. Each Member will not, directly or indirectly, by operation of law or otherwise, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Shares (or solicit any offers to buy, purchase, or otherwise acquire the Shares), except in compliance with this Agreement, any applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and applicable Norwegian securities laws and regulations.

     (b) Each Member is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and, by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

     (c) The Members acknowledge that the Shares are not listed on any United States stock exchange or quoted on the NASDAQ national market system, nor has any American Depository Receipt program been established in respect of the Shares. The Members acknowledge that the Shares are not registered with the United States Securities and Exchange Commission or any state securities regulators in the United States, and the Shares may not be sold in the United States or to residents of the United States without such registration or without a valid exemption from such registration under applicable United States' federal and state securities laws.

                           ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF FJORD

          As an inducement to Conti and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, Fjord hereby represents and warrants to the Members and agrees as follows:

     6.1. Organization. Fjord is a corporation duly organized and validly existing and in good standing under the laws of Norway and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

     6.2. Capital Structure. As of the date hereof, the authorized capital stock of Fjord consists solely of 70 228 992 shares of Common Stock. At the close of business on March 15, 2001, (i) 70 228 992 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of Fjord, and (iii) Fjord had the authority to issue up to 7 763 225 additional shares of Common Stock pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Common Stock, whether under Fjord's benefit plans or other arrangements or pursuant to any plans or arrangements assumed by Fjord in connection with any acquisition, business combination or similar transaction, or otherwise (collectively, the "Fjord Stock Plans"). As of the date of this Agreement, except for (i) the resolution by the Board of Fjord to issue up to 746 268 shares of Common Stock in connection with the acquisition of Sogn Marine Farm AS, and (ii) the issuance of options of Common Stock to employees of Fjord with a number of 1 150 000 options with a strike price of NOK 52 pursuant to the Fjord Stock Plans, there are no issued and outstanding options, warrants or other rights to purchase or otherwise acquire shares of capital stock or other voting securities of Fjord. Subject to obtaining the Fjord Shareholders' Approval, all of the shares of Common Stock issuable upon Closing in accordance with Section 2.1 of this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     6.3. Authority. The board of directors of Fjord has declared the transactions contemplated hereby advisable, fair to and in the best interests of Fjord and its shareholders and has approved and adopted this Agreement and the Fjord Ancillary Agreements and the transactions contemplated hereby and thereby. The board of directors of Fjord has approved the Share Issuance and the amendments to Fjord's Articles of Association set forth in Exhibit A hereto. Subject to obtaining the Fjord Shareholder Approval, Fjord has the requisite corporate power and authority to effect the Subscription and the Share Issuance and to enter into this Agreement and the Fjord Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

     6.4. Consents and Approvals; No Violations. Except as set forth in Schedule 6.4, neither the execution and delivery of this Agreement or any of the Fjord Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Fjord or any Fjord Subsidiary, under (1) the Articles of Organization or Operating Agreement, or Articles of Incorporation or Bylaws, or other organizational documents, as applicable, of Fjord or of any Fjord Subsidiary, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Fjord or any Fjord Subsidiary is a party or any of the respective assets or properties of Fjord or any Fjord Subsidiary is subject or by which Fjord or any Fjord Subsidiary is bound, (3) any Court Order to which Fjord or any Fjord Subsidiary is a party or any of the respective assets or properties of Fjord or any Fjord Subsidiary is subject or by which Fjord or any Fjord Subsidiary is bound, or (4) any Requirements of Laws affecting Fjord or any Fjord Subsidiary or any of their respective assets or properties in any material respect; or

          (ii) require the approval, consent, authorization or act of, or the making by any member or shareholder of, Fjord or any Fjord Subsidiary of any declaration, filing or registration with any Person.
     6.5. No Finder. None of Fjord, or any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Alfred Berg and Danske Securities, whose fees and expenses, to the extent payable, shall be paid by Fjord.


                           ARTICLE VII
                ACTIONS PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     7.1. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Articles IV, V or VI of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Members and Conti shall promptly notify Fjord of (i) any lawsuit, claim, proceeding or investigation that may be brought, asserted or commenced or, to the knowledge of Conti or any Conti Subsidiary, threatened against Conti which could reasonably be expected to have a Material Adverse Effect with respect to Conti or any Conti Subsidiary and (ii) any other event or matter which becomes known to any Member or Conti and would cause any other representation or warranty contained in Article IV or Article V to be untrue in any material respect. Likewise, Fjord shall promptly notify Conti and the Members of any event or matter which becomes known to Fjord and would cause any representation or warranty contained in Article VI to be untrue in any material respect.

     7.2. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to:
(i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies required by the HSR Act and all other applicable Governmental Bodies of the United States and Norway) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) if commercially reasonable, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Body without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limitation, Conti and the Members will provide, in a timely fashion, all information reasonably requested by Fjord for the preparation of the Prospectus.

     7.3. Operations Prior to the Closing Date. (a) Except as set forth in Schedule 7.3(A), or to the extent Fjord may consent in writing (such consent not to be unreasonably withheld), the Members shall cause Conti and the Conti Subsidiaries to operate and carry on their business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Members shall cause Conti and the Conti Subsidiaries to keep and maintain their assets and properties in good operating condition and repair and shall use commercially reasonable best efforts consistent with good business practice to maintain the business organization of Conti and the Conti Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Conti and the Conti Subsidiaries.

     (b) The Members, Conti and the Conti Subsidiaries shall inform Fjord in writing at least 5 business days before any capital expenditures are executed that exceed $100 000 (U.S.).

     (c) The Members shall not allow Conti nor any of the Conti Subsidiaries to: (i) split, combine or reclassify its membership interests or other equity interests; (ii) except as provided in
Section 10.1(b) hereof and Section 9.2(b) of the Conti Operating Agreement with respect to income taxes arising out of operations of Conti and the Conti Subsidiaries prior to the Closing Date, declare, pay, or set aside for payment any dividend or other distribution in respect of its membership interests or other equity interests; (iii) directly or indirectly redeem, purchase, or otherwise acquire any of its membership interests or other equity interests; or (iv) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or other equity interests or any securities convertible into, or exercisable or exchangeable for, capital stock or other equity interests; provided however, that in the event Fjord declares any dividend that the Members will not be entitled to receive, and the Closing Date has not yet occurred, the Members may declare a dividend from Conti equal to the dividend they would otherwise have received on the Shares had the Shares then been issued to and held by the Members.

     (d) Unless Fjord shall have given reasonably contemporaneous notice to Conti and the Members, Fjord and the Fjord Subsidiaries shall operate and carry on their business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Fjord and the Fjord Subsidiaries shall keep and maintain their assets and properties in good operating condition and repair and shall use commercially reasonable best efforts consistent with good business practice to maintain the business organization of Fjord and the Fjord Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Fjord and the Fjord Subsidiaries. Fjord shall provide notice to Conti and the Members before either Fjord or any of the Fjord Subsidiaries shall (i) split, combine or reclassify its capital stock or other equity interests; (ii) declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock or other equity interests; (iii) directly or indirectly redeem, purchase, or otherwise acquire any of its capital stock or other equity interests; or (iv) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or other equity interests or any securities convertible into, or exercisable or exchangeable for, capital stock or other equity interests; and if any of the actions in (i) - (iv) are taken, without the consent of the Members, Conti and the Members may terminate this Agreement.

     7.4. Notification of Certain Matters. During the period prior to the Closing Date, Fjord, the Members and Conti will promptly advise each other in writing of (i) any material adverse change in Fjord, the Fjord Subsidiaries, Conti or any Conti Subsidiary (as the case may be) or the condition of their assets, properties or business, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any material agreement of Fjord, the Fjord Subsidiaries, Conti or Conti Subsidiaries (as the case may be), or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Fjord, the Members or Conti has knowledge.

     7.5. Filings with the Oslo Stock Exchange; Shareholders Meeting. (a) Fjord, with the assistance of Conti and the Members, shall prepare and file the Prospectus with the Oslo Stock Exchange as promptly as reasonably practicable and shall use their reasonable best efforts to have the Prospectus declared effective as promptly as reasonably practicable after such filing. Fjord, Conti and the Members shall make all necessary filings with respect to the Subscription and the transactions contemplated thereby. If at any time prior to the Closing Date any information relating to Fjord, Conti or the Members, or any of their respective Affiliates, officers or directors, should be discovered by Fjord, Conti or the Members which should be set forth in an amendment or supplement to the Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Oslo Stock Exchange and, to the extent required by law, disseminated to the shareholders of Fjord.
Fjord shall deliver to the Members a copy of the Prospectus as soon as permitted by Norway law, and in no event later than the Closing Date. Prior to the effectiveness of the Prospectus, the members of the Management Committee of Conti shall provide to Fjord a statement, substantially in the form of Exhibit B annexed hereto, to be included in the Prospectus.

     (b) Fjord will, as soon as practicable following the date of this Agreement but in no event later than April 30, 2001, duly call, give notice of, convene and hold a meeting of its shareholders (together with any adjournments thereof the "Shareholders Meeting") for the purpose of considering the approval of the Share Issuance (the "Fjord Shareholder Approval"). The board of directors of Fjord will submit a proposal to Shareholders Meeting in respect of the Share Issuance which shall comply with Norwegian legal requirements and include the following main items:

          (i) Fjord's share capital to be increased by NOK 14 000 000 through the issuance of the Shares, each of par value NOK 1.

          (ii) The Share Issuance shall be directed towards the Members in accordance with the allocation set out in Schedule 2.1, and the existing shareholders in Fjord shall waive their pre-emption rights in respect of the issuance.

          (iii) The Shares shall be subscribed by way of contribution in kind through transferring the Membership Interests to Fjord.

          (iv) The Shares shall be subscribed on a day to be agreed, on or after the Shareholders Meeting.

          (v) Subscription and payment shall take place on the same day (being the Closing Date).

          (vi) The Shares shall be fully tradable on the Oslo Stock Exchange on the day the Shares are transferred to the Members and shall be vested with full shareholders rights as from the Closing Date, from which date the Shares shall be entitled to dividends (to the extent payable), and otherwise enjoy the same rights and privileges in all respects as do the already existing and issued shares in Fjord.

     In addition, the board of directors of Fjord will submit a proposal to the Shareholders Meeting to elect a new board of directors to consist of the persons set out in Section 2.3(a), provided that the effectiveness of such election shall be subject to the consummation of the Subscription and the Share Issuance.

     (c) Fjord will, through its board of directors, recommend to its shareholders approval of this Agreement and shall use all reasonable efforts to solicit such approval by its shareholders, except that Fjord shall not be required to so recommend and solicit if such acts would be inconsistent with the fiduciary duties of Fjord's board of directors, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel). Fjord's board of directors shall not withdraw or modify, or propose to withdraw or modify its recommendation that the Fjord's shareholders approve this Agreement unless failure to do so would be inconsistent with the fiduciary duties of Fjord's board of directors, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel). Fjord agrees to deliver to Fjord's shareholders all notices required to be delivered to them in connection with seeking the Fjord Shareholder Approval.

     7.6.      [RESERVED].

     7.7. Notice of Developments. Conti and Fjord will each give the other prompt notice of any material developments affecting its business or operations, or its ability to perform under this Agreement, including stock market initiatives, changes in key personnel, and new material contracts or sales prospects.
ARTICLE VIII

                      ADDITIONAL AGREEMENTS

     8.1. Covenant Not to Compete or Solicit Business. (a) As an inducement to and in furtherance of the exchange of its Membership Interests in the Subscription hereunder and more effectively to protect the value and goodwill of the assets and business of Conti, each of the Members covenants and agrees that, for a period ending on the second anniversary of the Closing Date, neither they nor any of their Affiliates will (apart from their ownership interests in Fjord):

          (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, fish aquaculture or the smoking or curing of seafood, and the marketing and distribution thereof, anywhere in the World (it being understood by the parties hereto that the business prohibited activities are not limited to any particular region because such business has been conducted by Conti and the Conti Subsidiaries throughout the World and the prohibited activities may be engaged in effectively from any location in the World); or

          (ii) induce or attempt to persuade any employee, agent or customer of Conti or a Conti Subsidiary to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the business conducted by Conti and the Conti Subsidiaries on the date hereof;

     (b) In addition, each Member covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any Trade Secrets or other confidential information of Conti or Conti Subsidiaries other than to disclose such secrets and information to Fjord or its Affiliates.

     (c) In the event any Member or any Affiliate of any Member violates any of its obligations under this Section 8.1, Fjord or Conti may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Member acknowledges that a violation of this Section 8.1 may cause Fjord or Conti irreparable harm which may not be adequately compensated for by money damages. Each Member therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Fjord or Conti shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Member or such Affiliate of such Member to prevent any violations of this
Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys' fees and court costs.

     (d) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     8.2. Confidential Nature of Information. Commencing on the date hereof and until the tenth anniversary of Closing, each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Fjord, to its counsel, accountants, financial advisors or lenders, and in the case of the Members, to their respective counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided, that after the Closing Fjord may use or disclose any confidential information related to Conti or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents,
(iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed and only after giving notice to the other party as soon in advance as practicable, in order to enable that party to seek appropriate alternative remedies and/or limitations, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     8.3. No Public Announcement. The parties agree that as soon as practicable following execution of this Agreement they will issue a press release in form and substance reasonably agreed to by them. Except for the foregoing, neither Fjord nor the Members shall (nor shall the Members permit Conti to), without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of the Oslo Stock Exchange, in which case the other party shall be advised to the extent practicable and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     8.4. Sale of Shares by Members. CGC and Seaboard shall enter into an Agreement with the financial advisors of Fjord, substantially in the form of Exhibit C attached hereto, not to sell, transfer or convey more than 35% of the Shares of Fjord subscribed for hereunder for 12 months after the Closing Date.

     8.5. Required Consents Not Obtained by Closing. In the event that any required consents or approvals are not obtained by the Closing, and the parties nevertheless elect to consummate the Subscription, the Members and Fjord will cooperate and continue to use reasonable best efforts to obtain such consents or approvals after the Closing Date.

     8.6. No Approaches to Customers, Etc. Prior to the Closing Date, none of Fjord, the Fjord Subsidiaries, Conti, the Conti Subsidiaries, the Members, or the representatives or advisors of any of them, shall approach the customers, suppliers or joint venture partners of the other party, except as authorized by Fjord or Conti, as the case may be.

     8.7. Non-Solicitation. For a period of two (2) years from the date of this Agreement, each of (i) Fjord and the Fjord Subsidiaries, on the one hand, and (ii) the Members, Conti and the Conti subsidiaries, on the other hand, agree not to knowingly or directly solicit any person employed by the other or the other's Affiliates; provided, however, that any party may hire any employee who responds to a general solicitation.

     8.8. No Right to Use the Name "Conti". Fjord agrees that from and after the Closing Date neither Fjord nor any of the Fjord Subsidiaries (which, after the Closing, includes Conti and the Conti Subsidiaries) shall have the right to register or use the name "Conti" (either by itself or combined with another term) or any name or term confusingly similar thereto, without the express written permission of CGC.


     8.9. [RESERVED].


     8.10. Repayment of Loans; Release of Guaranties. Within 60 days following the Closing Date, Fjord shall (i) repay subordinated loans made by CGC and Seaboard to Conti or the Conti Subsidiaries as reflected in the Balance Sheet, and (ii) cause guaranties by CGC and Seaboard to (a) KeyBank, N.A., (b) the United States Small Business Administration, and (c) the United States Dept. of Commerce, National Marine Fisheries Service relating to loans made to Conti and/or the Conti Subsidiaries to be released. In the event Fjord fails to satisfy the obligations set forth in the preceding sentence, Fjord agrees to indemnify and hold CGC and Seaboard harmless from any claims relating to such guaranties, and Fjord shall secure such indemnification obligation and/or the unpaid principal of said subordinated loans, as the case may be, by a letter of credit from a commercial bank reasonably satisfactory to CGC and Seaboard or by depositing funds in an escrow account, in each case, in an amount equal to CGC's and Seaboard's maximum exposure under said guaranties and/or the unpaid principal amount of the subordinated loans, as the case may be, or through such other arrangement as is agreed to by Fjord and the Members.


                           ARTICLE IX
         CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES


     9.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Subscription shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:


     (a) Shareholder Approval. The Fjord Shareholder Approval shall have been duly obtained in accordance with applicable law.


     (b) Listing of Stock. All necessary actions shall have been taken to permit, promptly after the issuance of the Shares, the listing of the Shares issuable in the Subscription on the Oslo Stock Exchange.


     (c) Certain Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Subscription under the HSR Act shall have expired or been terminated.


     (d) No Order. No court or other Governmental Body having jurisdiction over the Members, Fjord or Conti, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Subscription or any of the transactions contemplated hereby illegal.

     (e) No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Body relating to this Agreement, any of the Conti Ancillary Agreements or Fjord Ancillary Agreements, or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Subscription or any of the transactions or agreements contemplated by this Agreement or any of the Conti Ancillary Agreements or Fjord Ancillary Agreements, other than any of the foregoing which shall have been dismissed with prejudice.

     (f) Prospectus. The Prospectus shall have become effective in accordance with the requirements of the Oslo Stock Exchange. No order suspending the effectiveness of the Prospectus shall have been issued by the Oslo Stock Exchange and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Oslo Stock Exchange.

     9.2  Conditions to Obligations of the Members and Conti.
The obligations of the Members and Conti to effect the Subscription shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. Fjord shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Fjord contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Members and Conti shall have received a certificate to such effect signed on behalf of Fjord by its Chief Executive Officer and its Chief Financial Officer.

     (b) Material Adverse Effect. Between the date of this Agreement through the Closing Date, Fjord shall not have suffered any Material Adverse Effect. At the Closing, Conti shall have received a certificate to such effect signed on behalf of Fjord by its Chief Executive Officer and its Chief Financial Officer.

     (c) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Body, which the failure to obtain, make or occur would have the effect of making the Subscription or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Conti or the Members (assuming the Subscription had taken place), shall have been obtained, shall have been made or shall have occurred, on terms reasonably acceptable to Conti and the Members. Further, Fjord shall have obtained the consent or approval of each Person that is not a Governmental Body whose consent or approval shall be required in connection with the transactions contemplated hereby under any material agreement or instrument by which Fjord or any Fjord Subsidiary is bound, if the failure to so obtain such consent or approval would be reasonably likely to have a Material Adverse Effect.

     (d) Board Representation. The Seaboard and CGC designees referred to in Section 2.3 shall have been elected to the Board of Directors of Fjord effective as of the Closing Date or such later date as agreed to by Seaboard and CGC, and Fjord shall have furnished evidence of director and officer liability insurance covering such Seaboard and CGC designees.


     9.3  Conditions to Obligations of Fjord.  The obligations of
Fjord to effect the Subscription shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:


     (a) Performance of Obligations; Representations and Warranties. The Members and Conti shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of the Members and Conti contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Fjord shall have received a certificate to such effect signed by the Members and on behalf of Conti by its Chief Executive Officer and its Chief Financial Officer.


     (b) Material Adverse Effect. Between January 31, 2001 through the Closing Date, Conti shall not have suffered any Material Adverse Effect. At the Closing, Fjord shall have received a certificate to such effect signed by the Members and on behalf of Conti by its Chief Executive Officer and its Chief Financial Officer.


     (c) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Body, which the failure to obtain, make or occur would have the effect of making the Subscription or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, an adverse effect on Fjord (assuming the Subscription had taken place), shall have been obtained, shall have been made or shall have occurred, on terms acceptable to Fjord. Further, Conti shall have obtained the consent or approval of each Person that is not a Governmental Body whose consent or approval shall be required in connection with the transactions contemplated hereby under any material agreement or instrument by which Conti or any Conti Subsidiary is bound, if the failure to so obtain such consent or approval would be reasonably likely to have a Material Adverse Effect. Without limiting the foregoing, Fjord shall have received from the Members executed counterparts of the consents listed on Schedule 4.4, which consents shall be in form and substance reasonably satisfactory to Fjord, as well as all approvals from any Governmental Body identified on Schedule 4.4.


                            ARTICLE X
                           TAX MATTERS

     10.1. Liability for Taxes. (a) The Members shall on a pro rata basis be liable for and pay, and pursuant to Article XI agree to indemnify and hold harmless each of Fjord and its subsidiaries (and Conti and each Conti Subsidiary) against: (i) all Taxes imposed on any Member by reason of ownership of Membership Interests in Conti for all taxable years or periods or portions thereof; (ii) all Taxes imposed on Conti or any Conti Subsidiary, or for which Conti or any Conti Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, in each case to the extent exceeding the liability for Taxes appearing on the Balance Sheet; and (iii) any Transaction Tax; provided, however, that the limitations contained in Section 11.1(a) shall apply to the Members' obligations under this Section 10.1(a).

     (b) For purposes of Section 4.7 and Section 10.1, whenever it is necessary to determine the liability for Taxes of Conti or any Conti Subsidiary for a Straddle Period, the determination of the Taxes of Conti or such Conti Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of Conti or such Conti Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of Conti or Conti Subsidiary were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. The parties agree to elect to close the books of Conti and the Conti Subsidiaries (that are limited liability companies) under the Code on the Closing Date. The parties acknowledge and agree that the liability for Taxes of Conti or any Conti Subsidiary for any pre-Closing Date Straddle Period may not be determined and may not have been entered on the books of the entity as of the Closing Date, and that such entries will be made as soon as practicable after the Closing, consistent with past accounting practices of Conti and the Conti Subsidiaries.

     (c) Tax Liabilities and Distributions. The parties agree that the Members shall be entitled to and Fjord shall cause Conti to make distributions of cash to the Members within 120 days of the Closing, pursuant to Section 9(b) of the Conti Operating Agreement, with respect to income taxes arising out of operations of Conti and the Conti Subsidiaries for all periods beginning on January 1, 2001 and ending on or before the Closing Date.


     10.2. Tax Returns. (a) The Members shall timely file or shall cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Conti and each Conti Subsidiary that are due on or before the Closing Date, and the Members shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Fjord shall give the Members a reasonable opportunity including adequate time to review Conti's federal income Tax Return for the periods ending on the Closing Date and December 31, 2001, prior to the filing of such Tax Returns.


     (b) The Members or Fjord shall reimburse the other party the Taxes for which the Members or Fjord are liable pursuant to
Section 10.1, but which are payable with any Tax Return to be filed by the other party pursuant to this Section 10.2, upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Members or Fjord, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. All Tax Returns which the Members are required to file or cause to be filed in accordance with this Section 10.2 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of accelerating deductions to periods for which the Members are liable under Section 10.1(a)).


     10.3. Contest Provisions. (a) Within ten days of receipt, Fjord shall notify the Members in writing of the receipt by Fjord, any of its Affiliates or, after the Closing Date, Conti or any Conti Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of Conti or any Conti Subsidiary for which the Members would be required to indemnify Fjord pursuant to Section 10.1 and Article XI.


     (b) The Members shall have the sole right to represent Conti's and each Conti Subsidiary's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of Members' choice at Members' expense; provided, however, that the Members shall have no right to represent Conti's or any Conti Subsidiary's interests in any Tax audit or administrative or court proceeding unless the Members shall have first notified Fjord in writing of the Members' intention to do so and shall have agreed with Fjord in writing that, as between Fjord and the Members, the Members shall be liable for any Taxes that result from such audit or proceeding related only to taxable periods ending on or before the Closing Date; provided, further that Fjord and its representatives shall be permitted, at Fjord's expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Fjord or any Affiliate thereof any obligation to defend Conti or any Conti Subsidiary in any Tax audit or administrative or court proceeding. Fjord shall have the sole right to defend Conti or any Conti Subsidiary with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date only to the extent the Members shall have so agreed in writing.


     (c) Notwithstanding the foregoing, neither the Members nor any Affiliate of the Members shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Fjord, Conti, any Conti Subsidiary or any Affiliate thereof for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry-forwards) without the prior written consent of Fjord, which consent may not unreasonably be withheld.


     10.4.     Assistance and Cooperation.  (a) After the Closing
Date, each Member and Fjord agree to (and shall cause their respective Affiliates to):

          (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, and as may be necessary to file Tax
Returns;

          (ii) assist the other party in preparing any Tax
Returns which such other party is responsible for preparing and filing in accordance with Section 10.2;

          (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax
Returns of Conti and each Conti Subsidiary;

          (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Conti and each Conti Subsidiary;

          (v)  furnish the other with copies of all
correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and

          (vi) cooperate to satisfy the requirements contained in this Article X.

     (b) Fjord recognizes that the Members will need to monitor in advance the possible future application of the provisions of U.S. federal income tax law which apply to U.S. shareholders of "controlled foreign corporations." To this end, Fjord shall cooperate in providing to the Members or their representatives such information as they may reasonably request, but shall not be obligated to disclose confidential or proprietary information.

     (c) Immediately prior to Closing, Conti and the Conti Subsidiaries are to furnish a tax clearance letter from the Maine Revenue Service in customary form and any other state tax agency to which they pay taxes and a clearance letter from the Maine Department of Labor in customary form.

     10.5. Certain Tax Representations. Conti and the Members represent and warrant to Fjord that on the date hereof Conti is properly classified as a partnership for United States federal income tax purposes and ASM and Ducktrap are disregarded for United States federal income tax purposes.

     10.6. Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, but subject to the limitations contained in Section 11.1(a), the obligations, covenants, representations and warranties of the parties set forth in this
Article X shall be unconditional and absolute and shall remain in effect only until the expiration of the applicable statute of limitations for each such claim.


                           ARTICLE XI
                         INDEMNIFICATION

     11.1. Indemnification by Members. (a) The Members, on a pro rata basis in accordance with their holdings of Membership Interests agree to indemnify and hold harmless Fjord from and against any and all Losses and Expenses incurred by Fjord in connection with or arising from any breach of any warranty or covenant or the inaccuracy of any representation of the Members or Conti under the following provisions of this Agreement:
Sections 4.7 and 4.8; provided, that the Members shall not be required to indemnify and hold harmless under this subsection (a)
(i) to the extent that Fjord and the Fjord Subsidiaries (and Conti and each Conti Subsidiary) receives indemnification for any unpaid taxes under any agreements with third parties to which Conti or any Conti Subsidiary is a party, and which are acquired by Fjord through the acquisition of the Conti Membership Interests, and (ii) with respect to Losses and Expenses incurred by Fjord or Fjord Subsidiaries until the aggregate amount of such Losses and Expenses exceeds $250 000, and then only for the amount by which such Losses and Expenses exceed $250 000, and provided further, that the Members shall not have any obligation to indemnify Fjord in an amount in excess of $5 000 000; and, provided further, that the Members shall not have any obligation to indemnify Fjord for any Losses and Expenses arising out of any matters specifically identified on Schedules 4.7 and 4.8, attached hereto.

     (b)  The representations and warranties set forth in Section
4.8 (and the indemnification provided for in Section 11.1 with respect to Section 4.8), shall terminate 4.5 years after the execution of this Agreement, and the representations and warranties set forth in Section 4.7 (and the indemnification provided for in Sections 10.1 and 11.1 with respect to Section 4.7) shall terminate upon the expiration of the applicable statute of limitations for each such claim.

     (c) At its option, any Member that is required to indemnify Fjord may settle its liability hereunder by means of cash or shares of Fjord capital stock (based upon the listed market value of the Fjord shares on the date they are tendered to Fjord).

     11.2. Notice of Claims. (a) Fjord or Fjord Subsidiaries (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that (i) a Claim Notice shall be given as soon as reasonably practicable after the matter to which it relates is identified by the Indemnified Party; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

     (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; or (ii) by any other means to which the Indemnified Party and the Indemnitor shall agree (including the arbitration provision contained in Section 13.9 hereof). The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

     11.3. Third Person Claims. (a) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing that is acceptable to: (A) Tom Royal so long as he is employed by Fjord, and thereafter another person mutually agreed upon by the Members and Fjord, and (B) the Indemnitor and the Indemnified Parties (whose consent shall not be unreasonably withheld), the defense, compromise or settlement of any claim, action or suit involving a third Person as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and
(ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

     (b) If there shall be any conflict between the provisions of this Section 11.3 and 10.3 (relating to Tax contests), the provisions of Section 10.3 shall control with respect to Tax contests.

     11.4.     Fraud or Intentional Misconduct.  Nothing in this
Article XI shall limit any claim that a party may have against another party based on the fraud, gross negligence or intentional misconduct of such party.

     11.5. Waiver of Certain Claims by Members. (a) Notwithstanding anything to the contrary in this Agreement, the Members hereby waive, as of the Closing Date, any claim they may have against Fjord or its directors or officers for a breach of any representation of warranty contained in Article VI, except for a claim for fraud, gross negligence or intentional misconduct as permitted by Section 11.4.

     (b) Notwithstanding anything to the contrary in this Agreement, Fjord hereby waives as of the Closing Date, any claim it may have against Conti or the Members, or their respective directors, managers or officers for a breach of any representation of warranty contained in Article IV or V, except for Section 4.7 and Section 4.8, and except for a claim for fraud, gross negligence or intentional misconduct as permitted by
Section 11.4.


                           ARTICLE XII
                           TERMINATION

     12.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Shareholders Meeting:

     (a)  by mutual written consent of Conti and Fjord;

     (b) by Conti if (i) Fjord shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty days following receipt by Fjord of written notice from Conti of such failure to comply; (ii) there has been a material breach by Fjord of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects; or (iii) there has been a breach by Fjord of any representation or warranty that is qualified as to materiality, in the case of each of (ii) and
(iii) which breach has not been cured within thirty business days following receipt by Fjord from Conti of written notice of the breach;

     (c) by Fjord if (i) the Members or Conti shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured (if capable of cure) within thirty days following receipt by the Members and Conti of written notice from Fjord of such failure to comply; (ii) there has been a material breach by the Members or Conti of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects; or (iii) there has been a breach by the Members or Conti of any representation or warranty that is qualified as to materiality, in the case of each of (ii) and (iii) which breach has not been cured (if capable of cure) within thirty business days following receipt by the Members from Fjord of written notice of the breach;

     (d) by Fjord or Conti if: (i) the Subscription has not been effected on or prior to the close of business on June 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Subscription to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Body having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (e) by Fjord or Conti if the Fjord Shareholder Approval is not obtained at the Shareholders Meeting;

     (f) by Fjord if there exists a Material Adverse Effect with respect to Conti or the Conti Subsidiaries which has not been cured within thirty days following receipt by the Members and Conti of written notice from Fjord of the existence thereof; or

     (g) by Conti if there exists a Material Adverse Effect with respect to Fjord which has not been cured within thirty days following receipt by Fjord of written notice from Conti of the existence thereof.
The right of any party hereto to terminate this Agreement pursuant to this Section 12.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     12.2. Effect of Termination. In the event of termination of this Agreement by either Fjord or Conti, as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Fjord, Conti or the Members or their respective officers, managers or directors (except for Section 8.2, which shall survive the termination without limitation); provided, however, that nothing contained in this Section 12.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.


                          ARTICLE XIII
                       GENERAL PROVISIONS

13.1. Survival of Obligations. All representations and warranties contained in this Agreement shall terminate on the Closing Date, except as provided in Section 11.1(b). Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Articles IV, V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth herein.

     13.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (unless such transmission is sent outside of the recipient's normal business hours, in which case it will be deemed received the next business day after confirmation of the transmission is received), or (iii) when received if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

     (a) If to the Members to the persons and at the addresses and facsimile numbers indicated in Schedule 2.1 of this Agreement, with a copy to:



                    Pierce Atwood
                    One Monument Square
                    Portland, Maine 04101
                    Attention:  James B. Zimpritch, Esq.
                    Facsimile:  207-791-1350

                    and to:

                    Advokatfirmaet Selmer DA
                    P. O. Box 1324 Vika,
                    N-0112 Oslo
                    Norway
                    Attention:  Christian Selmer
                    Facsimile:  47-23-11-65-01

     (b)  If to Fjord:

                    FJORD SEAFOOD ASA
                    Toftsundet
                    N-8900 Bronnoysund
                    Norway
                    Attention:  Paul Birger Torgnes, Adm. Dir.
                    Facsimile:  47-75-00-73-60

                    with a copy to:

                    ANDERSEN LEGAL ANS
                    Kjopmannsgaten 52
                    Postboks 759
                    7408 Trondheim
                    Attention:  Mads Iversen, Esq.
                    Facsimile:  47-73-99-35-42

                    and to:

                    BERNSTEIN, SHUR, SAWYER & NELSON,
                    P.A.
                    100 Middle Street
                    P.O. Box 9729
                    Portland, Maine  04104-5029
                    Attention:  Wayne E. Tumlin, Esq.
                    Facsimile:  207-774-1127

     (c)  If to Conti (prior to the Effective Time):

                    CONTISEA, LLC
                    ContiGroup
                    277 Park Avenue
                    New York, NY 10172
                    Attention:  Thomas Royal
                    Facsimile:  212-207-2918

                    with a copy to:
                    Pierce Atwood
                    One Monument Square
                    Portland, Maine 04101

                    Attention:  James B. Zimpritch, Esq.
                    Facsimile:  207-791-1350

                    with a copy to:

                    Advokatfirmaet Selmer DA
                    P. O. Box 1324 Vika,
                    N-0112 Oslo
                    Norway
                    Attention:  Christian Selmer
                    Facsimile:  47-23-11-65-01

                    and with a copy to:

                    the Members

or to such other address as such party may indicate by a notice delivered to the other party hereto.

     13.3. Successors and Assigns. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.


     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors. The successors hereunder shall include without limitation, in the case of Fjord, any successors in interest (whether by merger, liquidation (including successive mergers or liquidations or otherwise)). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their respective heirs and successors any right, remedy or claim under or by reason of this Agreement.


     13.4. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto.
The Letter of Intent is hereby superseded, and of no further force and effect, except for the second paragraph of Section 8 thereof, which shall survive.


     13.5. Waivers; Instructions by Members. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver, consent, determination, approval or instruction by Members referred to in this Agreement shall be effected by delivery of a written notice to Fjord in accordance with Section 13.2.


     13.6. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


     13.7. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.


     13.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the Kingdom of Norway.


     13.9. Arbitration. (a) All disputes, differences, controversies, or claims arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby shall be submitted to and resolved by arbitration in Oslo, Norway conducted in the English language in accordance with the ICC Rules; provided, however, notwithstanding anything herein to the contrary, this Section 13.9 shall not apply to any dispute, difference, controversy or claim for which a party may be entitled to an equitable remedy, such as specific performance or preliminary or final injunctive relief, including, without limitation, any remedy pursuant to Section 8.1 of this Agreement.


     (b) A claimant shall communicate a copy of the notice of arbitration to all parties to this Agreement whether or not they are named as a respondent in the arbitration.


     (c) The number of arbitrators shall be three. The Members shall appoint one disinterested arbitrator, and Fjord shall appoint one disinterested arbitrator. The two so appointed shall appoint a third disinterested arbitrator, who shall be the presiding arbitrator. In the event that the presiding arbitrator cannot be agreed upon within 30 days after the other two arbitrators have been selected, either party may request that such presiding arbitrator be appointed by the Oslo City Court. All arbitrators shall be capable of participating in proceedings conducted in the English language. The arbitrators shall be Norwegian lawyers. The parties shall appoint their arbitrators within 30 days after the claimant files and serves a written request for arbitration.


     (d)  Contrary to the first phrase of Article 14 of the ICC
Rules, if any arbitrator is replaced, including the presiding arbitrator, any hearing held previously shall be repeated only if and to the extent deemed necessary by the arbitrators.


     (e) At any time, a party may seek or obtain preliminary, conservatory, or interim relief from a court or the arbitrators.


     (f) The parties shall keep the arbitration confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any document submitted or exchanged in connection with it, any oral submissions or testimony, transcripts, or any award unless disclosure is required by law or is necessary to challenge, recognize, or enforce an award.


     (g) To the extent lawful, the parties exclude any right of application or appeal to the courts of Norway, the United States, or otherwise in connection with any question of law arising in the arbitration or in connection with any award or decision made by the arbitrators except as is necessary to recognize or enforce such award or decision.

     (h) The costs of arbitration, including reasonable legal fees and expenses of the parties, shall be borne by the parties in the proportion decided by the arbitrators, provided that the parties shall initially split equally the costs and fees of the arbitrators and the administrative arbitration expenses.

     (i) An award in favor of Fjord shall be in Norwegian NOKs, and an award in favor of the Members shall be in U.S. dollars.

     (j) Any decision or award of the arbitrators shall be final, conclusive, and binding on the parties, and judgment may be entered on any award in any court of competent jurisdiction.

     (k) The parties waive any objection to the method of service or delivery of any document that is delivered in accordance with Section 13.2 with respect to notices.

     13.10. Expenses. The expenses of Conti and of the Members incurred directly or indirectly in conjunction with this Agreement and the transactions contemplated hereby and thereby shall be borne by the Members. The expenses of Fjord incurred directly or indirectly in conjunction with this Agreement, and the transactions contemplated hereby and thereby shall be borne by Fjord.

     13.11. Further Assurances. From time to time after the Closing, at the request of any party hereto, each of the other parties hereto shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other reasonable actions as may be necessary, in the reasonable discretion of the requesting party, to (i) transfer, convey, assign and deliver the Membership Interests to Fjord and to enable Fjord to exercise and enjoy all rights and benefits of the owner and holder thereof, (ii) transfer, convey, assign and deliver the Shares to the Members and to enable the Members to exercise and enjoy all rights and benefits of the owners and holders thereof, and (iii) carry out or effect the transactions contemplated hereby.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                   FJORD SEAFOOD ASA


                                   By:/s/Paul Birger Torgues

                                        Name:  Paul Birger Torgues

                                        Title: CEO






                                   CONTISEA, LLC


                                   By:/s/David L. Peterson

                                        Name: David L. Peterson

                                        Title: CEO




                                   MEMBERS:


                                   CONTIGROUP COMPANIES


                                   By:/s/Michael J. Zimmerman

                                        Name: Michael J. Zimmerman

                                        Title: Executive VP and CFO



                                   DRFF CORP.


                                   By:/s/Desmond Fitzgerald

                                        Name: Desmond Fitzgerald

                                        Title: President



                                   SEABOARD CORPORATION


                                   By:/s/Robert L. Steer

                                        Name: Robert L. Steer

                                        Title: Senior Vice President, Treasurer
                                               and Chief Financial Officer




                                   SABROSO AS


                                   By:/s/Morten Helgesen

                                        Name: Morten Helgesen

                                        Title: President




The following Exhibits and Schedules to the Subscription Agreement have been omitted. The Company agrees to furnish to the Commission supplementally a copy of any such omitted Exhibit or Schedule upon request.



                        List of Exhibits

Exhibit A:       Amended and Restated Articles of Association of Fjord

Exhibit B:       Conti Prospectus Statement

Exhibit C:       ContiGroup Companies, Inc. and Seaboard
                 Corporation Agreement to Restrict Sale of Shares


                        List of Schedules

Schedule 2.1     Membership Interests/Shares

Schedule 3.3(H)  Managers, Directors and Officers of
                 Conti and Conti Subsidiaries

Schedule 4.1     Organization of Conti and Conti Subsidiaries

Schedule 4.4     Consents and Approvals of Conti and Conti
                 Subsidiaries

Schedule 4.5     Subsidiaries' Shares or Membership Interests and
                 Investments

Schedule 4.6     Financial Statements

Schedule 4.7     Taxes (A-C)

Schedule 4.8     Environmental Matters

Schedule 4.9     Employee Benefit Plans

Schedule 5.1     Organization and Authority of Members

Schedule 5.2     Intercompany Accounts and Contracts

Schedule 6.4:    Consents and Approvals of Fjord; No
                 Violations

Schedule 7.3(A): Operations Prior to Closing Date